           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                         (DOLLAR AMOUNTS IN THOUSANDS)



                                                                    EXHIBIT 12.2


                                                                         For the year ended December 31,
                                                          ------------------------------------------------------------
                                                            1998         1997         1996         1995         1994
                                                          --------     --------     --------     --------     --------
Net income before loss/gain on sales of
     real estate, provision for asset held
     for sale and extraordinary charges                   $ 70,941     $ 53,249     $ 24,835     $ 20,234     $ 15,912
Add:
Interest expense                                            40,535       25,845       23,623       20,924        9,667
Interest expense from joint ventures                         4,955            -            -            -            -
                                                          --------     --------     --------     --------     --------
     Earnings as adjusted                                 $116,431     $ 79,094     $ 48,458     $ 41,158     $ 25,579
                                                          ========     ========     ========     ========     ========

Combined fixed charges and preferred stock dividends:
Interest expense                                          $ 40,535     $ 25,845     $ 23,623     $ 20,924     $  9,667
Interest expense from joint ventures                         4,955            -            -            -            -
Capitalized interest                                         3,292            -            -            -            -
Capitalized interest from joint ventures                     2,850            -            -            -            -
                                                          --------     --------     --------     --------     --------
     Total fixed charges                                    51,632       25,845       23,623       20,924        9,667
     Preferred stock dividends                              15,678        9,552        3,646            -            -
                                                          --------     --------     --------     --------     --------
         Combined fixed charges and
         preferred stock dividends                        $ 67,310     $ 35,397     $ 27,269     $ 20,924     $  9,667
                                                          ========     ========     ========     ========     ========

Ratio of earnings to combined fixed charges
     and preferred stock dividends                            1.73         2.23         1.78         1.97         2.65
                                                          ========     ========     ========     ========     ========
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